UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2016

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On May 24, 2016, PDL BioPharma, Inc. (the “Company”) committed to make equity investments as described below (the “Investment”) in Noden Pharma DAC (“Noden”), a newly-formed majority-owned subsidiary of the Company, organized under the laws of Ireland. The Investment will result in the Company holding an 88% equity interest in Noden. The Company committed to the Investment in connection with the execution of the Asset Purchase Agreement, dated as of May 24, 2016 (the “Purchase Agreement”), by and between Novartis AG, a company organized under the laws of Switzerland (“NAG”), Novartis Pharma AG, a company organized under the laws of Switzerland (“NPAG”), Speedel Holding AG, a company organized under the laws of Switzerland (“Speedel”) (NAG, NPAG and Speedel collectively referred to as “Novartis”) and Noden. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Noden will acquire from Novartis the exclusive worldwide rights to manufacture, market, and sell the branded prescription medicine product sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world (the “Product”) and certain related assets and will assume certain related liabilities (the “Acquisition”) in exchange for the following cash commitments: $110 million payable on the date of the consummation of the acquisition (the “Closing”), $89 million payable on the first anniversary of the Closing and up to $95 million of additional cash consideration (the “Milestone Payments”) contingent on achievement of sales targets and the date of the launch of a generic drug containing the pharmaceutical ingredient aliskiren. Noden intends to finance the acquisition with cash on hand, from the Company’s Investment and further equity contributions by the Company, as well as possible debt financing.

The Company has, pursuant to the binding Term Sheet dated as of May 24, 2016 (the “Term Sheet”), agreed to make the following equity contributions to Noden. In each case, the maximum amount represents the amount PDL is committed to fund if Noden is unable to obtain debt financing in an amount representing the difference between the minimum amount and the maximum amount: at least $75 million (and up to approximately $110 million) upon the Closing; an additional $32 million (and up to $89 million) on the first anniversary of the Closing; and additional amounts of at least $38 million (and up to $95 million) if the Milestone Payments come due. Under the terms of the Purchase Agreement, Noden is required to obtain prior to Closing a bank guarantee in favor of Novartis in the amount of $75 million and a guarantee from the Company of $14 million with respect to the $89 million payable to Novartis on the first anniversary of the Closing.

The parties to the Purchase Agreement have each made customary representations, warranties and covenants in the Purchase Agreement. Either party may terminate the Purchase Agreement if (i) the Closing has not occurred on or prior to August 22, 2016, (ii) an order or law permanently prohibits the consummation of the Acquisition, (iii) the other party has breached its representations, warranties or covenants, subject to customary materiality qualifications and abilities to cure, or (iv) upon the mutual written consent of the parties.

The Closing is subject to certain customary closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) the Company’s delivery to Novartis of a bank guarantee for $75 million in respect of the $89 million payment to be made by Noden on the first anniversary of the Closing and the Company’s delivery to Novartis of a Company guarantee for the balance. Concurrent with the execution of the Purchase Agreement, Noden entered into a Supply Agreement by and between Noden and NPAG. Pursuant to the Supply Agreement, subject to certain exceptions, after Closing Novartis will sell the Product and remit the profits from such sales to Noden until Noden receives the government approvals required to commercialize the Product, and thereafter Novartis will manufacture and sell to Noden the Product, and related component materials, at an agreed purchase price until Noden develops the capacity and receives the governmental approvals required to manufacture the Product. There is no financing condition to Closing.

In addition to the Investment, the Company expects to make equity contributions to Noden in respect of the Milestone Payments and other payments required under the Purchase Agreement. The Company may contribute additional amounts of equity as needed. The Company will have the right to designate the majority of the directors on Noden’s board of directors.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01  Regulation FD Disclosure.
On May 24, 2016, the Company issued a press release regarding the Acquisition. A copy of the press release is furnished hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is furnished with this report.

Exhibit No.	Description

99.1	Press Release issued by PDL BioPharma, Inc. on May 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: May 24, 2016

Exhibit Index

Exhibit No.	Description
99.1*	Press Release issued by PDL BioPharma, Inc. on May 24, 2016.

*    Furnished, not filed.